June 3, 2005



Gerardo Canet
37 Christopher Road
Bedford Corners, NY 10549

Dear Jerry:

         This is to confirm the discussions that we have had regarding amending your employment agreement (the "Employment Agreement") with IntegraMed America, Inc. (the "Company") dated January 14, 1994. We have agreed to amend the Employment Agreement to provide for your continuing role with the Company upon your resignation as Chief Executive Officer ("CEO") of the Company. Accordingly, the Employment Agreement is hereby amended to add new paragraphs 20 and 21 as follows:

         "20. Beginning January 1, 2006 you are eligible to resign as CEO and in the event of such resignation you will give the Company no less than 30 days prior written notice of your intention to resign. Effective as of the end of such 30-day notice (the "Resignation Date"), you agree to
         (a) continue, at the pleasure of the Board, in the role as Chairman of the Board, subject to your election by the shareholders as a director, and (b) serve as a consultant to the Company, all for a period of three
         (3) years under the following terms and conditions:

              20.1 In consideration of your serving as a consultant to the Company you will be paid One Hundred Twenty-Five Thousand ($125,000.00) Dollars annually in monthly installments of Ten Thousand Four Hundred Sixteen Dollars and Sixty-Seven Cents ($10,416.67) for each year of the Term for a total of Three Hundred Seventy-Five Thousand Dollars ($375,000.00). As a consultant to the Company, you agree to provide consulting services as requested by the then CEO, but in no event will you be asked to provide consulting services for more than 50 days during any one-year period during the Term. The payments provided for in this paragraph 20.1 are to be paid irrespective of your serving as Chairman of the Board.

              20.2 The Board of Directors may nominate you to be a director, subject to election by the Shareholders, for each of the three (3) Annual Meetings of shareholders subsequent to your resignation as CEO.

              20.3 For a period of five years after the Resignation Date, you and your covered dependent will continue to be covered under the Company benefits coverage applicable to active employees (medical insurance and group life insurance), on the same basis as other senior company executives with you contributing the non-company portion of the monthly premuiums.

              20.4 During the Term, as defined in Paragraph 20.10 below, all unexercised Company options that you hold as of the date of your resignation will continue with the same effect as if you were still employed by the Company without the obligation to exercise such options within 90 days after your resignation. Such options will expire, however, 90 days after cessation of your role as a consultant to the Company or Chairman of the Board, whichever is later.

              20.5 Payment on Early Termination.

                    20.5.1 If your role as a consultant to the Company is
              terminated because of your death or permanent disability, the remaining payments due to you through the Term shall be paid to you or your estate, whichever is applicable, within 60 days of written notification to Company of your death or permanent disability.

                    20.5.2 If your role as a consultant to the Company is
              terminated because of a conflict-of-interest as described herein under Other Employment, the fee provided for in paragraph 20.1 shall be paid to the date of a written notice from the Company to you notifying you of termination due to a conflict-of-interest.

                    20.5.3 If your role as a consultant to the Company is
              terminated by the Company because of your discharge for "Cause," which shall be limited to your willful breach of duty of loyalty to, or commission of an act of fraud or dishonesty upon the Company, the fee provided for in paragraph 20.1 shall be paid only to the date of discharge for Cause. Upon termination for Cause, the Company shall retain whatever rights, if any, it may have against you under this Agreement or otherwise.

                    20.5.4 If your role as a consultant to the Company is
              terminated by the Company without cause, the fee provided for in paragraph 20.1 hereunder shall be paid through the expiration date of the Term in regular monthly installments as provided for in paragraph 20.1 hereof.

                    20.5.5 If your role as Chairman of the Board is terminated because the Board fails to nominate you to be a director or re-elect you as Chairman during the Term, you will be paid the balance of the fee provided for in paragraph 20.1 through the expiration date of the Term in regular monthly installments as provided for in paragraph 20.1 hereof.

              20.6         Other Employment.
                           ----------------

                    20.6.1 During the Term and for a period of one (1) year thereafter, you agree not to be employed by or serve as a consultant to, officer or director of any person or business or have an ownership interest in a business that engages in business or management services competitive to services provided by the Company.

                    20.6.2 You agree to disclose to the Company's then CEO or his designee any other employment, whether as an employee, consultant, director or other agent of any other person, firm or corporation for the purpose of the Board of Directors determining in its sole discretion whether or not there is, or may be, a conflict-of-interest with your engagement by the Company. It is acknowledged and agreed that you currently serve as a Director of Dendreon Corporation which is not a conflict of interest with your role with IntegraMed.

              20.7 Expenses. The Company shall pay or reimburse you for all reasonable travel and other expenses that have been incurred by you in connection with the performance of your duties as a consultant to the Company or Chairman of the Board provided that you shall comply with all applicable Company policies relating to reimbursement for travel, cell phone and other expenses.

              20.8 Confidentiality. Both during the term of your role as a consultant to the Company and/or Chairman of the Board and at all times thereafter, you shall not, without the prior written consent of the Company, divulge to any third party or use for your own benefit or the benefit of any third party, or for any purpose other than the exclusive benefit of the Company, any information whatsoever related to your services as a consultant to the Company or Chairman of the Board including, but not limited to, any confidential or proprietary business or technical information revealed, obtained or developed in the course of your retention by the Company or which is otherwise the property of the Company, including but not limited to, trade secrets, client lists, formulae and processes. In the event you are ordered by subpoena or other legal process to divulge any information about the Company, including, but not limited to, any confidential or proprietary information with respect to the Company or it businesses, you agree to provide the Company with prompt notification of such Order or other legal process and provide Company with copies of all documents or Order directed to you immediately upon receipt.

              20.9 Property. Both during the term of your retention as a consultant to the Company and/or Chairman of the Board and at all times thereafter, you shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary for the performance of your services hereunder (and, in the event that any such material or property is removed, it shall be returned to its proper file or place of safekeeping as promptly as possible) nor shall you make, return, remove or distribute any copies of any of the foregoing for any reason whatsoever, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which you may have access or with which for any reason you may become familiar, except as disclosure shall be approved in advance by the Company as necessary for the performance of your services. Upon the termination of your role as a consultant to the Company or Chairman of the Board, whichever is later in time, you shall leave with or return to the Company all originals and all copies of the foregoing then in your possession or subject to your control, whether prepared by you or by others.

              20.10  Term and Termination.

                    20.10.1 The term of the post-CEO role provided for herein will be for a period commencing on the Resignation Date and terminating three
(3) years thereafter (the "Term").

                    20.10.2 Your role as a consultant to the Company and/or Chairman of the Board shall terminate upon the first to occur of the following:

                    (a) Expiration of the Term; or

                    (b) Your death or permanent disability; or

                    (c) The delivery to you by the Company of written notice setting forth the decision of the Company to terminate your role as a consultant to the Company and/or Chairman of the Board for "Cause." For purposes of this Agreement, "Cause" shall be limited to your willful breach of duty of loyalty to, or commission of an act of fraud or dishonesty upon IntegraMed.

                    (d) The delivery to you by the Company of written notice setting forth the decision of the Company to terminate this Agreement "without cause," in which event the fee provided for in paragraph 20.1 will continue to be paid in monthly installments through the expiration of the Term.

              20.11 Survival of Provisions. Your obligations pursuant to Sections 20.8 and 20.9 of this Agreement shall survive the termination of your role as a consultant to the Company and/or Chairman of the Board.

              20.12 Independent Contractor. You acknowledge that during the Term of your role as a consultant to the Company and/or Chairman of the Board your role will not be construed or deemed to constitute you as an employee of the Company for any purpose whatsoever or give rise to, or imply the existence of, a relationship between the Company and you or partnership or joint venture. You further agree to pay all federal and state withholding taxes, FICA taxes, unemployment benefits and other federal, state and local taxes and charges arising in connection with your performance of services or receipt of compensation and covenant and agree to indemnify and hold the Company harmless from and against any and all claims made against the Company by any federal, state or local governmental agency arising from, or in any manner whatsoever attributable to, your failure to timely pay the full amount of the same.

              21. In addition to the payments provided to you as a consultant to the Company pursuant to paragraph 20.1, while continuing to serve as a member of the Board, you will be eligible for Board compensation to the same extent as other directors of the Company, including a retainer fee, attendance fees and other non-cash compensation.

         All provisions of the Employment Agreement not in conflict with this amendment remain in full force and effect. If the foregoing Paragraphs 20 through 20.11 and 21 accurately reflect our understanding, please sign a copy of this letter where indicated below and return the same to me.

Sincerely,

/s/Elizabeth Tallett
-----------------------------------------------
Elizabeth E. Tallett, Chairperson
Compensation Committee, Board of Directors
IntegraMed America, Inc.



Foregoing accepted and agreed to this:

9th day of  June 2005

/s/ Gerardo Canet
-----------------------------------
Gerardo Canet